UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material under Rule 14a-12

Krispy Kreme Doughnuts, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 20, 2006

To Our Shareholders:

On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I invite you to the Annual Meeting of Shareholders to be held on Wednesday, January 31, 2007, at 9:00 a.m., Eastern Time, at the M.C. Benton Jr. Convention and Civic Center, 301 West Fifth Street, Winston-Salem, North Carolina 27101. We look forward to greeting those shareholders able to attend.

Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report on Form 10-K for the fiscal year ended January 29, 2006, which contains financial statements and other important information about our business.

It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you do attend the meeting and wish to vote in person, you may revoke your proxy at any time.

Sincerely,

DARYL G. BREWSTER
President and Chief Executive Officer

KRISPY KREME DOUGHNUTS, INC.
370 Knollwood Street
Winston-Salem, North Carolina 27103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 31, 2007

To the Shareholders of
Krispy Kreme Doughnuts, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. will be held on Wednesday, January 31, 2007, at 9:00 a.m., Eastern Time, at the M.C. Benton Jr. Convention and Civic Center, 301 West Fifth Street, Winston-Salem, North Carolina 27101, for the following purposes:

1. To elect: (a) two Class II directors, both of whose terms will expire in 2007; (b) three Class III directors, all of whose terms will expire in 2008; and (c) three Class I directors, all of whose terms will expire in 2009;

2. To vote on a proposal submitted by a shareholder; and

3. To consider such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record as of December 8, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A Proxy Statement, a proxy solicited by the Board of Directors and an admission ticket are enclosed. Please sign, date and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you attend the Meeting, you may withdraw your proxy and vote in person. Seating is limited at the Annual Meeting. If you plan to attend, you MUST pre-register by following the instructions printed on the enclosed Admission Ticket. If you have pre-registered to attend the Annual Meeting, you MUST bring the Admission Ticket with you to the Meeting as well as valid photographic identification. If your shares are held through a bank or brokerage firm, you will need to ask them for a form of confirmation of beneficial ownership or bring other satisfactory evidence of ownership (such as a recent brokerage account statement) before being admitted to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

WESLEY M. SUTTLE
Secretary

December 20, 2006

i

PROXY STATEMENT
December 20, 2006
For the Annual Meeting of Shareholders
To Be Held January 31, 2007

PROXY SOLICITATION AND GENERAL INFORMATION

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Krispy Kreme Doughnuts, Inc. (the “Company” or “Krispy Kreme”) for use at Krispy Kreme’s Annual Meeting of Shareholders to be held on Wednesday, January 31, 2007, at 9:00 a.m., Eastern Time, at the M.C. Benton Jr. Convention and Civic Center, 301 West Fifth Street, Winston-Salem, North Carolina 27101, including any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Beginning on or about December 20, 2006, Krispy Kreme is mailing this Proxy Statement, the accompanying proxy and an admission ticket, together with our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 (the “2006 Form 10-K”), to shareholders entitled to vote at the Annual Meeting.

Record Date and Share Ownership

Only shareholders of record at the close of business on December 8, 2006 (the “Record Date”) are entitled to notice of, and to vote in person or by proxy at, the Annual Meeting. As of the Record Date, there were 62,672,994 shares of Krispy Kreme common stock, no par value, outstanding and entitled to vote at the Annual Meeting.

Voting by Shareholders with Shares Held Directly in Their Name

Shareholders with shares registered directly in their names in our stock records maintained by our transfer agent can vote by mail, by telephone or electronically through the Internet as described below.

•	Vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. To be effective, your vote must be received by 11:59 p.m., Eastern Time, on January 30, 2007.

•	Vote by telephone. You can vote by calling toll-free 1-800-404-7833. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on January 30, 2007. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

•	Vote by Internet. You also can choose to vote electronically through the Internet. The address of the website for Internet voting is www.proxyvoting.com/kkd. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on January 30, 2007. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote electronically through the Internet, you do not need to return your proxy card.

Voting by Shareholders with Shares Held Through a Bank or Brokerage Firm

If you hold shares of our common stock through a bank or brokerage firm, please refer to your proxy card or the information forwarded by your bank or brokerage firm to see which options are available to you. A number of banks and brokerage firms are participating in a program provided through ADP’s Investor Communication Services that also offers telephone and Internet voting options. This program is different from the program provided for shares registered directly in the name of the shareholder. Votes submitted by telephone or by using the Internet through ADP’s Investor Communication Services program must be received by 11:59 p.m., Eastern Time, on January 30, 2007.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If your shares are held in “street name” (that is, through a broker or other nominee), you must obtain a proxy, executed in your favor, from the record holder in order to be able to vote in person at the Annual Meeting.

All properly executed proxies received in time to be voted at the Annual Meeting will be voted in accordance with the directions specified. Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of all the nominees for directors specified herein and “AGAINST” the shareholder proposal proposing declassification of Krispy Kreme’s Board of Directors.

Admission to Annual Meeting

Seating is limited at the Annual Meeting. If you plan to attend the Annual Meeting, you MUST pre-register by following the instructions printed on the enclosed Admission Ticket. If you have pre-registered to attend the Annual Meeting, you MUST bring the Admission Ticket with you to the Meeting as well as valid photographic identification. If your shares are held through a bank or brokerage firm, you will need to ask them for a form of confirmation of beneficial ownership or bring other satisfactory evidence of ownership (such as a recent brokerage account statement) before being admitted to the Annual Meeting.

Matters to be Presented

Krispy Kreme knows of no matters to be presented at the Annual Meeting other than those indicated in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote your shares in accordance with their judgment.

Revocability of Proxies

You may revoke your proxy and change your vote at any time prior to the voting of the proxy if notice is received by 11:59 p.m., Eastern Time, on January 30, 2007. You may do this by sending written notice of revocation to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary, by submitting a subsequent proxy by mail, telephone or Internet with a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.

Quorum and Voting Requirements

The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. Directors are elected by a plurality of the votes cast. For the approval of the shareholder proposal proposing declassification of Krispy Kreme’s Board of Directors, the affirmative vote of 66 2/3% of the outstanding shares of common stock of Krispy Kreme shall be required.

A shareholder voting for the election of directors may withhold authority to vote for all or certain director nominees. A shareholder may also abstain from voting on the shareholder proposal proposing declassification of

Krispy Kreme’s Board of Directors. Votes withheld from the election of any nominee for director, abstentions from any other proposal and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter. A “broker non-vote” occurs if a broker or other nominee who is entitled to vote shares on behalf of a record owner has not received instructions with respect to a particular item to be voted on, and the broker or nominee does not otherwise have discretionary authority to vote on that matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote a client’s proxy in their own discretion on certain items even without instructions from the beneficial owner, but may not vote a client’s proxy without voting instructions on “non-discretionary” items.

Other

A copy of our 2006 Form 10-K is being furnished with this Proxy Statement to each shareholder of record as of the Record Date.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Directors, Nominees and Executive Officers

The following table sets forth the number of shares of Krispy Kreme’s common stock, which is our only class of voting stock, beneficially owned as of December 8, 2006 by each director and nominee for director, the individuals named in the summary compensation table set forth below under “Executive Compensation,” as well as all directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member; but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned

Charles A. Blixt	12,000	*
Daryl G. Brewster(1)	300,000	*
Stephen F. Cooper(2)	—	—
Mary Davis Holt(3)	78,375	*
Jeffrey L. Jervik	—	—
William T. Lynch, Jr.(4)	196,875	*
John N. McAleer(5)	3,529,544	5.6%
Robert S. McCoy, Jr.(6)	10,081	*
James H. Morgan(7)	134,375	*
Douglas R. Muir	—	—
Frank Murphy(8)	4,000	*
Michael C. Phalen(9)	61,500	*
Andrew J. Schindler	—	—
Robert L. Strickland(10)	272,375	*
Michael H. Sutton	—	—
Lizanne Thomas	—	—
Togo D. West, Jr.(11)	101,287	*
All directors and executive officers as a group (17 persons)	4,688,462	7.5%

*	Less than one percent

(1)	Represents 300,000 shares of restricted common stock that will vest, provided that Mr. Brewster’s employment continues through the applicable vesting dates, in twelve equal installments beginning on June 6, 2006 and continuing for each of the ten three-month periods following June 6, 2006, with the final installment vesting on February 1, 2009. Mr. Brewster was appointed as a director and President and Chief Executive Officer effective March 6, 2006.

(2)	Mr. Cooper was named Chief Executive Officer effective January 18, 2005. On March 6, 2006, Mr. Cooper resigned as the Company’s Chief Executive Officer and was appointed our Chief Restructuring Officer. On June 14, 2006, Mr. Cooper resigned as the Company’s Chief Restructuring Officer.

(3)	Represents shares issuable upon the exercise of currently exercisable stock options.

(4)	Includes 142,575 shares issuable upon the exercise of currently exercisable stock options.

(5)	Includes (a) 2,219,720 shares held by Jubilee Investments Limited Partnership described in the table under “ — Beneficial Owners of More Than 5% of Common Stock” below, of which Mr. McAleer is one of six general partners; (b) 4,000 shares held by Jennifer A. McAleer, Mr. McAleer’s daughter; (c) 4,000 shares held by Lauren E. McAleer, Mr. McAleer’s daughter; (d) 4,000 shares held by Alexander B. McAleer,

Mr. McAleer’s son; (e) 3,181 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit Sharing Stock Ownership Plan; (f) 5,331 shares held under the Krispy Kreme Nonqualified Stock Ownership Plan; and (g) 696,500 shares issuable upon the exercise of currently exercisable stock options.

(6)	Consists of (a) 300 shares held by IRA account f/b/o Robert S. McCoy, Jr. and (b) 9,781 shares issuable upon the exercise of currently exercisable stock options.

(7)	Consists of (a) 4,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan’s spouse; and (b) 130,375 shares issuable upon the exercise of currently exercisable stock options.

(8)	Mr. Murphy resigned as an executive officer of Krispy Kreme effective December 1, 2005. As a result of his resignation, Mr. Murphy forfeited options to purchase 137,000 shares and options that he held to purchase 237,000 shares expired January 30, 2006.

(9)	Represents shares issuable upon the exercise of currently exercisable stock options.

(10)	Consists of (a) 236,000 shares held by the Robert Louis Strickland Revocable Living Trust, a trust of which Mr. Strickland is the sole trustee; (b) 12,000 shares held by Elizabeth Strickland, Mr. Strickland’s spouse; and (c) 24,375 shares issuable upon the exercise of currently exercisable stock options.

(11)	Includes 93,287 shares issuable upon the exercise of currently exercisable stock options.

Beneficial Owners of More Than 5% of Common Stock

The following table sets forth information about each person or entity known to Krispy Kreme to be the beneficial owner of more than 5% of Krispy Kreme’s outstanding common stock as of December 8, 2006.

			Percentage
	Number of Shares		Beneficially
Name and Address of Beneficial Owner	Beneficially Owned		Owned

Jefferies Asset Management, LLC	6,000,000	(1)	9.6%
The Metro Center
One Station Place
Three North Stamford, Connecticut 06902
Jefferies Paragon Master Fund, Ltd.
Walker House, Mary Street
George Town, Grand Cayman Islands, British West Indies
Courage Capital Management, LLC	4,332,902	(2)	6.9%
Richard C. Patton
Donald Farris
4400 Harding Road, Suite 503
Nashville, Tennessee 37205
Mohamed Abdulmohsin Al Kharafi & Sons W.L.L	4,133,000	(3)	6.6%
P.O. Box 886
Safat 13009
Kuwait
Goldman, Sachs & Co.	4,050,125	(4)	6.5%
The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
Schultze Master Fund, Ltd.	3,399,397	(5)	5.4%
c/o Q&H Corporate Services Ltd.
Third Floor, Harbour Centre
Grand Cayman, Cayman Islands

(1)	This information is based on Schedule 13G/A filed jointly with the SEC on February 14, 2006 by Jefferies Asset Management, LLC and Jefferies Paragon Master Fund, Ltd. According to the Schedule 13G/A, Jefferies Asset Management, LLC and Jefferies Paragon Master Fund, Ltd. have shared voting power and shared dispositive power with respect to 6,000,000 shares. Jefferies Asset Management, LLC filed the Schedule 13G/A as investment manager to Jefferies Paragon Master Fund, Ltd.

(2)	This information is based on Schedule 13G/A filed with the SEC on January 25, 2006 by Courage Capital Management, LLC (“Courage”), Richard C. Patton and Donald Ferris, a Form 4 filed with the SEC on March 15, 2006 by Courage Special Situations Master Fund, L.P. (the “Fund”) and a shareholder proposal dated November 28, 2006. According to the Schedule 13G/A, Courage, Richard C. Patton and Donald Farris had shared voting power and shared dispositive power with respect to 7,417,400 shares, of which 6,347,930 were owned directly by the Fund as of the date of such Schedule. Subsequently, according to the Form 4, the Fund reduced its ownership to 6,132,525 shares. According to the shareholder proposal, as of November 28, 2006, the Fund beneficially owned 3,882,189 shares of Krispy Kreme common stock and Courage had investment discretion with respect to an additional 450,713 shares of Krispy Kreme common stock. Courage is an investment advisor registered pursuant to Section 203 of the Investment Advisers Act of 1940, as amended, and has the discretion to vote and dispose of all such reported shares. Richard C. Patton and Donald Farris are members and managers of Courage and may therefore be deemed to be the beneficial owners of such shares.

(3)	This information is based on Schedule 13G filed with the SEC on April 12, 2006 by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. According to the Schedule 13G, Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. has

sole voting power and sole dispositive power with respect to 4,133,000 shares. Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. controls the Americana Group, Krispy Kreme’s franchisee in the Middle East.

(4)	This information is based on Schedule 13G/A filed with the SEC on February 3, 2006 by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. According to the Schedule 13G/A, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. have shared voting power with respect to 4,036,025 shares and shared dispositive power with respect to 4,050,125 shares.

(5)	This information is based on Schedule 13G filed with the SEC on November 6, 2006 by Schultze Master Fund, Ltd., Schultze Asset Management, LLC and George J. Schultze. According to the Schedule 13G, George J. Schultze exercises sole voting and investment control over Schultze Asset Management, LLC, which exercise sole voting and investment control over 3,875,244 shares, including 3,399,397 shares beneficially owned by Schultze Master Fund, Ltd.

ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

Composition of the Board of Directors

Our bylaws provide that the Board of Directors shall consist of not less than nine nor more than 15 directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of ten directors. The Board of Directors is divided into three classes of directors, Class I, Class II and Class III. We have not had an annual meeting of shareholders since the meeting held on May 26, 2004. As a result, the terms of all of our current directors, other than Robert S. McCoy, Jr., have expired. The term of Mr. McCoy, the last remaining Class II director elected at the 2004 Annual Meeting, will expire later in 2007 at the 2007 Annual Meeting of shareholders. As discussed below, the term of Class I directors elected at this meeting will expire in 2009, the term of Class II directors elected at this meeting will expire later in 2007 at the 2007 Annual Meeting of shareholders and the term of Class III directors elected at this meeting will expire in 2008. Upon the expiration of these terms for each class of directors, the directors of such class, if re-elected, will serve for a term of three years. If the shareholder proposal regarding declassification of the Board of Directors is adopted, classification of the Board of Directors will be eliminated and, consequently, each director’s term will expire at the next Annual Meeting.

Board Nominees for the Annual Meeting

Based on the recommendation of the Governance Committee, our Board of Directors has nominated: Daryl G. Brewster and Charles A. Blixt for election to the Board of Directors as Class II Directors for a term expiring later in 2007 at the 2007 Annual Meeting of shareholders; Robert L. Strickland, Michael H. Sutton and Lizanne Thomas, as Class III directors, for election to the Board of Directors for two-year terms expiring in 2008; and James H. Morgan, Andrew J. Schindler and Togo D. West, Jr., as Class I directors, for election to the Board of Directors for three-year terms expiring in 2009. Mr. Blixt presently does not intend to remain a director beyond the time he serves as Krispy Kreme’s interim General Counsel.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unable or unwilling to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors.

The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

Set forth below is information as of December 8, 2006 regarding each nominee for director:

Name (Age)	Information About the Nominees

Nominees for Class II Directors Whose Terms Will Expire in 2007

Charles A. Blixt (55)	Charles A. Blixt joined Krispy Kreme as General Counsel on an interim basis in September 2006. Prior to joining Krispy Kreme, Mr. Blixt was most recently Executive Vice President and General Counsel of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of Brown & Williamson Tobacco Corporation. Before the merger, Mr. Blixt worked for more than 20 years in various legal positions for R.J. Reynolds. From 1995 to 2004, he was Executive Vice President and General Counsel, serving as the company’s Chief Legal Officer and managing all aspects of its legal affairs. Before joining R.J. Reynolds, Mr. Blixt held corporate legal positions at Caterpillar Tractor Company and Fiat-Allis Construction Machinery, and worked as an attorney in private practice in Illinois and Michigan. Mr. Blixt has served as a member of the Board of Directors of Targacept, Inc., a clinical-stage biopharmaceutical company, since August 2000.

Daryl G. Brewster (50)	Daryl G. Brewster joined Krispy Kreme as President, Chief Executive Officer and a director on March 6, 2006. Previously, Mr. Brewster was Group Vice President of Kraft Foods and President of Kraft’s $6 billion North America Snacks & Cereals Sector, positions he held since 2003. From 2000 to 2002, Mr. Brewster was Executive Vice President of Kraft Foods North America and General Manager of Nabisco’s $4 billion North American Biscuit Division. In 2002, Mr. Brewster was appointed President of Kraft’s $2.5 billion North American International portfolio. Mr. Brewster is a member of the Board of Directors of E*Trade Financial Corp., a financial services company.

Name (Age)	Information About the Nominees

Nominees for Class III Directors Whose Terms Will Expire in 2008

Robert L. Strickland (75)	Robert L. Strickland has been a director since November 1998 and was elected Vice Chairman of the Board of Directors in January 2005. Mr. Strickland retired in 1998 as Chairman of the Board of Directors of Lowe’s Companies, Inc., a home improvement retailer, after 41 years of service with Lowe’s, and is now Chairman Emeritus. Mr. Strickland was a member of the Board of Directors of T. Rowe Price Associates, an investment management firm, until 2001, and a member of the Board of Directors of Hannaford Bros. Co., a supermarket company, until 2001. Mr. Strickland was Deputy Chairman of the Board of the Federal Reserve Bank of Richmond from 1996 to 1998.

Michael H. Sutton (66)	Michael H. Sutton has been a director since October 2004. Mr. Sutton has been an independent consultant on accounting and auditing regulation issues since 1999. He currently serves on the Board of Directors of Allegheny Energy, Inc., a public utility holding company, and is Chairman of its Audit Committee. He also serves on the Board of Directors of American International Group, Inc., an international insurance and financial services company, and is Chairman of its Audit Committee. From 1995 to 1998, he was Chief Accountant of the SEC. Previously, Mr. Sutton was a senior partner and National Director, Accounting and Auditing Professional Practice of Deloitte & Touche LLP.

Lizanne Thomas (49)	Lizanne Thomas has been a director since October 2004. Ms. Thomas has been practicing law since 1982 and currently is a senior corporate partner with the law firm of Jones Day in Atlanta, Georgia. Ms. Thomas has served as Firmwide Administrative Partner of Jones Day since 2003.

Name (Age)	Information About the Nominees

Nominees for Class I Directors Whose Terms Will Expire in 2009

James H. Morgan (59)	James H. Morgan has been a director since July 2000 and was elected Chairman of the Board of Directors in January 2005. Prior to that time, Mr. Morgan served as Vice Chairman of the Board of Directors from March 2004 to January 2005. Since January 2001, Mr. Morgan has served as Chairman and Chief Investment Officer of Covenant Capital, LLC (formerly Morgan Semones Associates, LLC), an investment management firm, which is the General Partner of The Morgan Crossroads Fund. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Securities, Inc. in 1999.

Andrew J. Schindler (62)	Andrew J. Schindler has been a director since September 2006. Mr. Schindler was formerly Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings and Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of Brown & Williamson Tobacco Corporation. In over 30 years with Reynolds, Mr. Schindler held various senior management positions, including Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer of R.J. Reynolds Tobacco Company and Director of Manufacturing for Nabisco Foods. Mr. Schindler currently serves on the Board of Directors of ArvinMeritor Inc. and Hanesbrands Inc.

Name (Age)	Information About the Nominees

Togo D. West, Jr. (64)	Togo D. West, Jr. has been a director since July 2000. From December 2004 to May 2006, Mr. West served as President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. Mr. West currently serves as Chairman of TLI Leadership Group, which offers limited strategic advice on national or homeland security issues. He also serves as a member of the Board of Directors of Bowater Incorporated, a paper products company. Previously, Mr. West was an attorney with the law firm of Covington & Burling in Washington, D.C., where he was of counsel to the firm from 2000 to 2004, and was a partner with the law firm of Patterson, Belknap, Webb & Tyler LLP from 1981 to 1990. Mr. West served as Secretary of Veterans Affairs and a member of President Clinton’s Cabinet from 1998 to 2000, and served as Secretary of the Army from 1993 to 1998. From 1990 to 1993, Mr. West was Senior Vice President for Government Relations of the Northrop Corporation, an aerospace and defense systems company. Mr. West has been General Counsel of the Department of Defense, General Counsel of the Department of the Navy and has served with the U.S. Department of Justice.

About the Continuing Directors

Set forth below is information as of December 8, 2006 regarding the sole continuing director who is not a nominee for election at this Annual Meeting as his current term has not expired.

Name (Age)	Information About the Continuing Directors

Robert S. McCoy (68)	Robert S. McCoy, Jr. has been a director since November 2003. Mr. McCoy retired in September 2003 as Vice Chairman and Chief Financial Officer of Wachovia Corporation, a diversified financial services company, where he had been a senior executive officer since 1991. Mr. McCoy has served as a member of the Board of Directors of MedCath Corporation, a cardiovascular services company, since December 2003.

Determination of Independence

Under our Corporate Governance Guidelines, which are available on our website at http://www.krispykreme.com/corpgovernance.pdf, a substantial majority of our directors are required to meet the criteria for “independent” directors set forth in the listing standards of the NYSE. The Board of Directors has determined that each of our current directors, other than Mr. Brewster, meets these criteria and is an “independent” director under the listing standards of the NYSE. Mr. Blixt, if elected, will also not be an “independent” director. In reaching a determination that each such director’s relationship with the Company is not material, the Board of Directors of the Company has determined that each such director, in addition to satisfying other requirements of the NYSE listing standards relating to independent directors set forth in Section 303A.02 of the NYSE Listed Company Manual, has no direct or indirect material relationship with the Company. In order to assist the Board of Directors in making this determination, the Board of Directors has adopted the following standards, as part of the Company’s

Corporate Governance Guidelines, which identify relationships that a director may have with the Company that will not be considered material:

•	If a director is an executive officer of another company which does business with Krispy Kreme and the annual revenues derived from that business are less than 1% of either company’s total revenues for the last fiscal year.

•	If a director is a director, officer or trustee of a charitable organization and Krispy Kreme’s annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts during the last fiscal year of such organization.

•	If a director is a partner of or of counsel to a law firm that performs legal services for Krispy Kreme and payments made by Krispy Kreme to the firm during a fiscal year are not for legal services performed by the director or his immediate family and do not exceed 1% of the firm’s gross revenues for the last fiscal year.

Our corporate governance guidelines are available in print to any shareholder who requests them by sending a written request to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

Board and Committee Information

Board of Directors

The Board of Directors manages the business and affairs of Krispy Kreme in accordance with North Carolina law and in doing so, directors must exercise their business judgment in good faith in a manner consistent with their duty of loyalty and act in what they reasonably believe to be the best interests of Krispy Kreme.

During Krispy Kreme’s fiscal year ended January 29, 2006, the Board of Directors held 28 meetings. During fiscal 2006, all of our current directors attended at least 75% of all meetings (including committee meetings) applicable to such director.

Board Committees

The Board of Directors has established an Audit Committee, Compensation Committee and Governance Committee to which it has assigned certain responsibilities in connection with the management of Krispy Kreme’s affairs. The Board of Directors designates the members of these committees. The Board of Directors has adopted written charters for each of these committees setting forth the roles and responsibilities of each committee. Specifically, our Audit Committee Charter is available on our website at: http://www.krispykreme.com/audit_charter.pdf, our Compensation Committee Charter is available on our website at: http://www.krispykreme.com/comp_charter.pdf and our Governance Committee Charter is available on our website at: http://www.krispykreme.com/gov_charter.pdf. Each of these documents is available in print to any shareholder who requests it by sending a written request to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

Audit Committee.  The purposes for which the Audit Committee was established include assisting the oversight by the Board of Directors of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. As part of its responsibilities, the Audit Committee annually appoints Krispy Kreme’s independent registered public accounting firm and approves all fees and other compensation paid to them. Mary Davis Holt, William T. Lynch, Jr., Andrew J. Schindler and Robert S. McCoy, Jr., Chairman, are the current members of the Audit Committee. The Board of Directors has determined that each Audit Committee member is “independent” under the current rules of the Securities and Exchange Commission, and financially literate within the meaning of the listing standards of the NYSE and that Mr. McCoy, Chairman of the Audit Committee, is an “audit committee financial expert” under the current rules of the Securities and Exchange Commission. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee held 7 meetings during fiscal 2006. See “Report of the Audit Committee.”

Compensation Committee.  The responsibilities of the Compensation Committee include determining the compensation of our Chief Executive Officer and making recommendations to the Board of Directors with respect to the compensation of our other executive officers and other key members of management. James H. Morgan, Robert L. Strickland and Togo D. West, Jr., Chairman, are the current members of the Compensation Committee, and the Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Compensation Committee held 9 meetings during fiscal 2006. See “Report of the Compensation Committee on Executive Compensation.”

Governance Committee.  The responsibilities of the Governance Committee include identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, recommending to the Board of Directors the director nominees for the next Annual Meeting of shareholders or any special meeting of shareholders and filling vacancies or newly-created directorships that may occur between such meetings, overseeing the evaluation of the Board of Directors and management, and developing and recommending to the Board of Directors the corporate governance guidelines applicable to Krispy Kreme. The Governance Committee serves as the nominating committee of the Board of Directors. Mary Davis Holt, William T. Lynch, Jr., Robert S. McCoy, Jr., James H. Morgan, Andrew J. Schindler, Togo D. West, Jr. and Robert L. Strickland, Chairman, are members of the Governance Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Governance Committee held 8 meetings during fiscal 2006.

Non-Management Directors

Pursuant to Krispy Kreme’s Corporate Governance Guidelines, our non-management directors meet in executive sessions at each regularly scheduled meeting of the Board of Directors without any members of management being present. James H. Morgan, the Chairman of our Board of Directors, presides at these meetings of our non-management directors.

Director Attendance at Annual Shareholders’ Meeting

Krispy Kreme’s Corporate Governance Guidelines provide that directors are expected to attend Annual Meetings of shareholders. All of our directors attended our 2004 Annual Meeting of shareholders.

Communications with Directors

Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Company’s non-management directors or the Board of Directors generally, by writing to them in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. Correspondence will be forwarded as directed by the writer. The Company may first review, sort and summarize such communications. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director who wishes to review them.

All concerns related to accounting, internal accounting controls or audit matters should be directed in writing to the Chairman of the Audit Committee in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. These concerns will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Director Nominations

Nominations Process

The Governance Committee is responsible for identifying and recommending to the Board of Directors nominees for election as directors by our shareholders, as well as candidates to fill any vacancies on the Board of Directors that may occur. The Governance Committee is also responsible for considering any nominees for director properly submitted by shareholders in accordance with the procedures set forth in Krispy Kreme’s bylaws.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current directors, shareholders or other persons. During fiscal 2006, the Board of Directors engaged Heidrick & Struggles, Inc. and formed an internal director search committee comprised of directors to assist in the search for new directors to be considered by the Governance Committee. These candidates are evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board of Directors.

Director Qualifications

In our Corporate Governance Guidelines, our Board of Directors has established certain qualifications to be considered by the Governance Committee in selecting nominees for director. Our full Board of Directors approves nominees for director. Under our Corporate Governance Guidelines, consideration is given to each individual director’s personal qualities and abilities, the collective skills and aptitudes of all of the directors, taking into account the responsibilities of the Board of Directors, and qualifications imposed by law and regulation. In addition, directors should have achieved prominence in their respective fields and have experience at a strategy/policy setting level or high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems. Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to Krispy Kreme’s affairs. Directors should be willing to challenge and stimulate management and be able to work as part of a team in an environment of trust. Directors should be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders. The Governance Committee of the Board of Directors may, from time to time, establish additional qualifications for directors as it determines to be appropriate.

Shareholder Nominations

Our Governance Committee will consider director candidates properly nominated by a Krispy Kreme shareholder entitled to vote at such election in accordance with the procedures set forth in Krispy Kreme’s bylaws. These procedures generally require that shareholders deliver nominations by written notice to the Secretary at our principal executive offices setting forth certain prescribed information about the nominee and the nominating shareholder. These procedures also require that the nomination notice be submitted not less than 40 days nor more than 90 days prior to the meeting. You may contact the Krispy Kreme Secretary at our principal executive offices for a copy of the relevant provisions of our bylaws regarding the requirements for shareholder nomination of director candidates. In evaluating such shareholder nominations, the Governance Committee will take into consideration the director qualifications set forth above. Krispy Kreme bylaws provide that only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as director at the Annual Meeting of the shareholders.

Codes of Ethics

Krispy Kreme has adopted codes of business conduct and ethics applicable to its directors and to its officers and other employees, which are available on our website. Specifically, our Code of Business Conduct and Ethics is available at: http://www.krispykreme.com/code_of_ethics.pdf, our Code of Business Conduct and Ethics for Members of the Board of Directors is available at: http://www.krispykreme.com/board_directors_ethics.pdf, and our Code of Ethics for Chief Executive and Senior Financial Officers is available at: http://www.krispykreme.com/officers_ethics.pdf. Each of these documents is available in print to any shareholder who requests it by sending a written request to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. Any amendment to or waiver of a provision of these codes of ethics that applies to any Krispy Kreme director or executive officer will also be disclosed on our website.

Directors’ Compensation

The Chairman of the Board receives an annual fee of $125,000. Each other director receives an annual fee of $50,000. The Chairman of the Audit Committee receives additional annual compensation of $7,500. The Chairman of the Governance Committee, the Chairman of the Compensation Committee, the Vice Chairman of the Board of Directors, each Co-Chairman of the Special Committee, the Chairman and Vice Chairman of the Executive Search Committee and the Chairman of the Director Search Committee each receive additional annual compensation of $5,000. On September 11, 2006, the Board of Directors disbanded the Executive Search Committee. In addition to these fees, each director receives fees of $300 per quarter for miscellaneous expenses. The Company also reimburses each director for travel and other expenses incurred to attend meetings of the Board of Directors. From time to time directors have been granted stock options. Options vest in equal annual installments over a four-year period beginning on the first anniversary of the date of grant and have a term of ten years. The last such grant was made in August 2004. Following such grant and after appointment as directors in October 2004, in addition to other director fees, Mr. Sutton and Ms. Thomas each received $57,000 in cash in lieu of stock options, in addition to an annual fee of $50,000, in consideration for their first year of service on the Special Committee. On October 12, 2006, the Board of Directors approved a recommendation of the Compensation Committee to award each member of the Special Committee $57,000 in cash in consideration for their second year of service. The Company formerly had an informal policy of permitting members of the Board of Directors and their spouses and other family members to use the Company’s aircraft for personal travel when the aircraft was available. Personal use of corporate aircraft by directors and their spouses and other family members is valued under the incremental cost method. In fiscal 2006, the spouse of one director accompanied such director on one business trip for which there was no material incremental cost. The Company recently adopted a policy prohibiting personal use of Company aircraft.

Executive Officers

Set forth below is information as of December 8, 2006 regarding the executive officers who are not serving or nominated as directors:

Name (Age)	Information About the Executive Officers

Michael C. Phalen (36)	Michael C. Phalen joined Krispy Kreme as Chief Financial Officer in January 2004. Prior to joining Krispy Kreme, Mr. Phalen served as an Executive Director in the Consumer & Business Services group at CIBC World Markets, an investment bank, from 2002 to 2003. From 1996 to 2002, Mr. Phalen worked at Deutsche Banc Alex. Brown, most recently as Vice President of Corporate Finance, focusing on the restaurant, retail, food and beverage and consumer products sectors. From 1991 to 1995, Mr. Phalen worked at Deloitte & Touche LLP. Mr. Phalen is a certified public accountant.

Douglas R. Muir (52)	Douglas R. Muir joined Krispy Kreme as Chief Accounting Officer in June 2005. Mr. Muir had been a consultant to the Company since December 2004. From 1993 to 2004, he held various senior financial management positions with Oakwood Homes Corporation, including Executive Vice President and Chief Financial Officer. On November 15, 2002, Oakwood Homes Corporation filed for protection under Chapter 11 of Title 11 of the United States Code. Prior to joining Oakwood Homes, he had a 17-year career at Price Waterhouse, including as an audit partner from 1988 to 1993. Mr. Muir is a certified public accountant.

Jeffrey L. Jervik (50)	Jeffrey L. Jervik joined Krispy Kreme as Executive Vice President of Operations in October 2005. From 1998 to October 2005, Mr. Jervik served as President and operating partner of P.J. Hawaii LLC, which does business as Papa John’s Pizza Hawaii, a chain of 17 pizza restaurants that employs more than 350 people. Prior to establishing P.J. Hawaii LLC, Mr. Jervik worked at Pizza Hut Inc. for 14 years, retiring in 1998 as National Vice President of Operations, where he was responsible for the operations of over 1,000 Pizza Hut restaurants with sales of approximately $800 million and over 25,000 employees.

SHAREHOLDER PROPOSAL
(Item Number 2 on the Proxy Card)

The following shareholder proposal has been submitted by Courage Capital Management, LLC (“Courage”), as investment manager to and on behalf of Courage Special Situations Master Fund, L.P. (the “Fund”), whose address is 440 Harding Road, Suite 503, Nashville, Tennessee 37205. The proponent has informed Krispy Kreme that, as of November 28, 2006, the Fund beneficially owned 3,882,189 shares of Krispy Kreme common stock and Courage had investment discretion with respect to an additional 450,713 shares of Krispy Kreme common stock. If the proponent, or a representative of the proponent who is qualified under North Carolina law to present this proposal, is present and submits the proposal for a vote at the Annual Meeting, the proposal will be voted on by shareholders. Pursuant to federal securities regulations, the proposal is set forth below exactly as it was submitted by the proponent. To ensure readers can easily distinguish between material provided by the proponent and material provided by Krispy Kreme, material provided by the proponent is shown in italics.

Proposal

RESOLVED, that the shareholders of Krispy Kreme Doughnuts, Inc. (the “Corporation”) hereby amend the bylaws of the Corporation by deleting Section 2(b) of Article III in its entirety and inserting in lieu thereof:

There shall be only one class of directors. Directors shall be elected at each annual meeting of the shareholders by a plurality of the votes cast in the election, and each director shall be elected to serve until the next annual meeting of shareholders and until his successor has been duly elected and has qualified. The directors need not be shareholders and need not be residents of the State of North Carolina.

FURTHER RESOLVED, that the declassification of the board of directors as a result of the foregoing amendment shall be phased in so that it does not affect the unexpired term of any director elected prior to the Corporation’s annual meeting in respect of fiscal year 2006 to be held on January 31, 2007.

Statement of Support

This resolution would end the Corporation’s present staggered board system whereby approximately one-third of directors are elected each year and instead would require that all directors be elected annually beginning with the directors elected at the annual meeting in respect of fiscal year 2006 to be held on January 31, 2007. Directors elected prior to the annual meeting held on January 31, 200[7] would continue to serve for the remainder of the three (3) year terms to which they were elected.

We believe shareholders should have the opportunity to vote on the performance of the entire board each year because:

•	directors who are accountable through annual election may be likely to perform better and in accordance with the shareholders’ best interests;

•	the Corporation’s current director election system provides directors 3 years of isolation from the consequences of poor performance;

•	directors who are up for re-election only every 3 years may be less likely to be attentive to shareholder concerns and consequently may be more likely to “rubber stamp” management decisions; and

•	through the annual election of directors, shareholders may be better able to influence the Corporation’s strategic direction.

Statement in Opposition to Shareholder Proposal

The Board of Directors has given careful consideration to the shareholder proposal regarding declassification of Krispy Kreme’s Board of Directors. The Board believes that its classified structure continues at this time to be in the best interest of Krispy Kreme and its shareholders. The Board intends to review periodically its position regarding the current classified board structure. The Board’s conclusion is based on the following reasons:

Stability and Experience.  The three-year staggered terms are designed to provide and promote stability, enhance long-term planning and ensure that a majority of Krispy Kreme’s directors at any given time have prior experience as directors of Krispy Kreme. Experienced directors are a valuable resource and, with their knowledge about Krispy Kreme’s business and affairs, are better positioned to make decisions that are best for Krispy Kreme and its shareholders. In addition, a classified board properly balances the dynamics of recruiting new directors while providing continuity through experience on the board. The recruiting process is enhanced in that the Board believes that longer terms help attract more qualified candidates willing to commit the time and dedication necessary to understand Krispy Kreme, its operations and its competitive environment.

Independence/Long-Term Focus.  The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors. It permits them to act independently and on behalf of shareholders without being concerned about whether they will be re-nominated by the other members of the Board each year. In addition, the Board feels that the three-year terms afforded by a classified board encourage a long-term focus by directors on the management and business of Krispy Kreme. The freedom to focus on the long-term interests of Krispy Kreme instead of on the renomination process leads to greater independence and better governance.

Accountability to Shareholders.  Whether directors are elected for a one-year or a three-year term, the directors have the same fiduciary duties to Krispy Kreme and its shareholders. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. In addition, since approximately one-third of directors stand for election each year, shareholders have the opportunity on an annual basis to express dissatisfaction with the Board or management by replacing, or withholding votes from, any director standing for election that year. Further, since six of the eight director nominees and the single continuing director are currently independent (as determined pursuant to the New York Stock Exchange corporate governance rules), they act independently and in the best interests of Krispy Kreme and its shareholders.

Protection Against Unfair and Abusive Takeover Tactics. The classified board structure safeguards Krispy Kreme against the efforts of a third party that is intent on quickly taking control of the business, and not paying fair value for the business and its assets. The classified board structure gives directors the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. While the current classified board structure does not preclude a takeover, it does help to ensure that the process will be more deliberative and afford Krispy Kreme the opportunity to determine what is in the best interest of all shareholders.

The effect of the adoption of this proposal would be to amend Krispy Kreme’s bylaws to provide for a single class of directors, which amendment, if approved, would be effective commencing with the election of directors being conducted at this Annual Meeting. Approval of this proposal will require the affirmative vote of 66 2/3% of the outstanding shares of common stock of Krispy Kreme.

For all of the above reasons, the Board of Directors recommends a vote “AGAINST” the adoption of this proposal.

EXECUTIVE COMPENSATION

The table below provides information concerning the total compensation received for services rendered to Krispy Kreme during the three fiscal years in the period ended January 29, 2006 for each person who was (1) at any time during fiscal 2006 our Chief Executive Officer, (2) at January 29, 2006 all of our executive officers whose total salary and bonus for fiscal 2006 was at least $100,000 and (3) John N. McAleer, our former Executive Vice President Concept Development, who retired from his position effective September 30, 2005, and Frank Murphy, our former Executive Vice President, General Counsel, Chief Governance Officer and Secretary, who resigned effective December 1, 2005, each of whom, but for the fact he was not an executive officer as of January 29, 2006, would have been one of our four most highly compensated executive officers for fiscal 2006 (collectively, the “Named Executive Officers”). “Other Annual Compensation” includes perquisites and other personal benefits paid to each of the Named Executive Officers, such as automobile allowances, club dues, use of corporate aircraft and relocation expenses.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation			Restricted	Securities	Payouts
				Other Annual	Stock	Underlying	LTIP	All Other
Named Officer	Year	Salary	Bonus	Compensation(1)	Awards	Options	Payouts	Compensation

Stephen F. Cooper(2)	2006	$—	$—	$—	—	—	—	$—
Former Chief Executive Officer	2005	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—
Michael C. Phalen(3)	2006	304,167	—	10,730	—	—	—	—
Chief Financial Officer	2005	300,000	300,000	97,438	—	48,000	—	—
	2004	25,000	—	3,000	—	75,000	—	—
Douglas R. Muir(4)	2006	179,615	—	—	—	—	—	—
Chief Accounting Officer	2005	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—
Jeffrey L. Jervik(5)	2006	86,250	100,000	12,500	—	—	—	—
Executive Vice President of	2005	—	—	—	—	—	—	—
Operations	2004	—	—	—	—	—	—	—
John N. McAleer(6)	2006	194,333	—	—	—	—	—	—
Former Director and Executive Vice	2005	290,125	—	70,146	—	24,000	—	—
President Concept Development	2004	272,917	—	151,663	—	84,500	—	—

Frank Murphy(7)	2006	312,500	—	57,441	—	—	—	—
Former Executive Vice President,	2005	371,250	—	61,866	—	48,000	—	—
General Counsel, Chief Governance	2004	327,500	—	83,243	—	78,000	—	—
Officer and Secretary

(1)	In accordance with SEC regulations, the following discloses information concerning each perquisite or other personal benefit received by a named officer during each of the last three fiscal years where such perquisite or other personal benefit exceeded 25% of the total perquisites and personal benefits received by such named officer during such year. Other annual compensation for Mr. Phalen consists of: (1) an automobile allowance of $36,000 and $3,000 for fiscal 2005 and fiscal 2004, respectively, (2) $61,438 in fiscal 2005 for reimbursement of relocation expenses, grossed up for certain taxes due, and (3) $10,730 in fiscal 2006 for reimbursement of club dues, grossed up for Federal Insurance Contributions Act (“FICA”) taxes due. Other annual compensation for Mr. Jervik consists of reimbursement of relocation expenses of $12,500 in fiscal 2006. Other annual compensation for Mr. McAleer includes: (1) $26,394 and $104,247 in fiscal 2005 and fiscal 2004, respectively, for use of corporate aircraft and (2) an automobile allowance of $38,772 for each of fiscal 2005 and fiscal 2004. Other annual compensation for Mr. Murphy includes: (1) $42,486 in fiscal 2004 for use of corporate aircraft, (2) an automobile allowance of $27,900, $37,200 and $37,200 for fiscal 2006, fiscal 2005 and fiscal 2004, respectively, (3) $14,644 and $20,173 in fiscal 2006 and fiscal 2005, respectively, for reimbursement of club dues, grossed up for certain taxes due, and (4) $14,897 in fiscal 2006 for reimbursement of professional fees. For purposes of the “Summary Compensation Table,” the Company values the personal use of corporate aircraft under the incremental cost method. The incremental cost method represents the incremental cost to the

Company of personal usage of corporate aircraft and is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs.
(2)	Mr. Cooper, Chairman of Kroll Zolfo Cooper LLC (“KZC”), was named the Company’s Chief Executive Officer, replacing Mr. Livengood, on January 18, 2005. On March 6, 2006, Mr. Cooper resigned as the Company’s Chief Executive Officer and was appointed our Chief Restructuring Officer. On June 14, 2006, Mr. Cooper resigned as the Company’s Chief Restructuring Officer. Mr. Cooper did not receive a salary or bonus or any other compensation from the Company in his role as Chief Executive Officer or Chief Restructuring Officer. Mr. Cooper is Chairman of KZC, the entity to which the Company paid fees and expenses under a Services Agreement (see “ — Employment Contracts and Termination of Employment and Change-In-Control Arrangements” below for a description of the Services Agreement). However, during his service with the Company, Mr. Cooper did not own, directly or indirectly, any equity interests in KZC, and he was not guaranteed any portion of any revenues or earnings generated by KZC from Krispy Kreme (including with regard to the warrant issued to KZC).
(3)	Mr. Phalen commenced his employment with Krispy Kreme in January 2004. The compensation package extended to Mr. Phalen at the time he commenced employment included options for 75,000 shares of Krispy Kreme’s common stock. Mr. Phalen’s bonus pursuant to his employment agreement for fiscal 2005 was paid in August 2005.
(4)	Mr. Muir commenced his employment with Krispy Kreme in June 2005.
(5)	Mr. Jervik commenced his employment with Krispy Kreme in October 2005.
(6)	Mr. McAleer retired as an executive officer and resigned as a director of Krispy Kreme effective September 30, 2005.
(7)	Mr. Murphy resigned as an executive officer of Krispy Kreme effective December 1, 2005, at which time all of his unvested options were forfeited.

Option Grants in Fiscal 2006

No grants of options were made to any of our Named Executive Officers during fiscal 2006.

Aggregated Option Exercises in Fiscal 2006 and
2006 Fiscal Year-End Option Values

The following table shows information concerning stock options exercised during fiscal 2006 and those held at January 29, 2006 by each of the Named Executive Officers. The value of unexercised in-the-money options was based on the last reported sales price for our common stock on the NYSE on January 27, 2006 of $5.33 per share.

Common Shares
	Number of		Underlying Unexercised		Value of Unexercised
	Securities		Options at		In-the-Money Options
	Underlying		Fiscal Year-End		at Fiscal Year-End
Named Officer	Options Exercised	Value Received	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen F. Cooper(1)	—	—	—	—	—	—
Michael C. Phalen	—	—	49,500	73,500	$—	$—
Douglas R. Muir(2)	—	—	—	—	—	—
Jeffrey L. Jervik(3)	—	—	—	—	—	—
John N. McAleer(4)	—	—	696,000	—	3,712,345	—
Frank Murphy(5)	—	—	237,000	—	—	—

(1)	Mr. Cooper was named the Company’s Chief Executive Officer effective January 18, 2005. On March 6, 2006, Mr. Cooper resigned as the Company’s Chief Executive Officer and was appointed our Chief Restructuring Officer. On June 14, 2006, Mr. Cooper resigned as the Company’s Chief Restructuring Officer.
(2)	Mr. Muir was named the Company’s Chief Accounting Officer effective June 27, 2005.
(3)	Mr. Jervik was named the Company’s Executive Vice President of Operations effective October 26, 2005.
(4)	Mr. McAleer retired as an executive officer of Krispy Kreme effective September 30, 2005.

(5)	Mr. Murphy resigned as an executive officer of Krispy Kreme effective December 1, 2005. As a result of his resignation, Mr. Murphy forfeited options to purchase 137,000 shares and options that he held to purchase 237,000 shares expired January 30, 2006.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Employment Contracts

Krispy Kreme has an employment or consulting contract with the following current executive officers:

Daryl G. Brewster.  On March 6, 2006, Mr. Brewster entered into an employment agreement with the Company and Krispy Kreme Doughnut Corporation, the Company’s wholly-owned subsidiary (“KKDC”). The employment agreement terminates on February 1, 2009, but will be extended for successive one-year periods unless any party elects not to extend. During the term of the employment agreement, Mr. Brewster will receive an annual salary of $700,000, subject to increase in the discretion of the Board of Directors, as well as an annual bonus based on performance goals to be reasonably set by the Board of Directors. Mr. Brewster has been granted an option to purchase 500,000 shares of our common stock at an exercise price of $6.39 per share, the closing price of the common stock on March 6, 2006. In addition, he has been granted 300,000 restricted shares of our common stock. The employment agreement provides that, without the prior written consent of the Board of Directors, Mr. Brewster will not sell or otherwise transfer (a) the shares received upon the exercise of such stock options or (b) such restricted shares for one year following the termination of his employment with us, except for shares which he may sell to fund the exercise price of the stock options and the tax liabilities resulting from such exercise and the vesting of the restricted shares. His annual target bonus is 70% of his base salary. Mr. Brewster will be entitled to participate in all employee benefit, perquisite and fringe benefit plans and arrangements made available to our executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement, will be entitled to pension benefits and will receive an executive allowance of $2,000 per month. We reimbursed Mr. Brewster for approximately $23,000 of his attorney’s fees in connection with the employment agreement, as well as expenses reasonably incurred in connection with his relocation to Winston-Salem, North Carolina.

Krispy Kreme will credit an account for Mr. Brewster under the KKDC nonqualified deferred compensation plan with an amount having a present value (determined using an interest rate of 5%, compounded annually) equal to the excess of (i) $1,374,631 on November 30, 2011 over (ii) the actuarial present value on November 30, 2011 of Mr. Brewster’s vested accrued benefit under the qualified and non-qualified defined benefit pension plans of Kraft Foods, Inc. (determined using the actuarial assumptions set forth in such plans). Such account will vest in equal monthly installments, beginning April 1, 2006 and continue on the first day of each month thereafter through November 1, 2011. In the event Mr. Brewster’s employment is terminated by Krispy Kreme not for cause or by Mr. Brewster for good reason or Mr. Brewster’s employment terminates due to his death or permanent disability, an additional portion of the account will become vested at the time of such termination of employment equal to the percentage that would have vested if Mr. Brewster had remained employed for an additional two years.

If Mr. Brewster resigns or terminates his employment without good reason or his employment agreement is terminated by Krispy Kreme for cause, he will be entitled to receive the base salary through the date of termination and reimbursement of reimbursable expenses incurred to that date. Unvested restricted shares and unvested stock options shall be forfeited, and if Mr. Brewster is terminated for cause, all vested stock options shall be forfeited as well. Voluntary resignation is not a breach of the employment agreement.

If the agreement is terminated by us without cause, Mr. Brewster generally is entitled to the following:

•	An amount equal to his current annual base salary through the termination date;

•	An amount equal to two times the sum of the base salary and the target annual bonus for the year of termination;

•	An amount, payable as soon as practicable following the date of termination, equal to a bonus for the year of termination calculated as a prorated target annual bonus for the number of months during the bonus year prior to the date of termination;

•	Full vesting of all restricted shares and full exercisability of all stock options held on the date of termination; and

•	Medical benefits for up to eighteen months after the date of termination.

If Mr. Brewster’s employment is terminated by reason of death or permanent disability, he will be entitled to the following: (1) his base salary through the date of termination; (2) any stock options and restricted shares that would have vested and/or become exercisable if his employment had continued for two additional years become vested and/or exercisable on the date of termination; and (3) medical benefits for up to eighteen months after the date of termination.

In the event of a change in control, Mr. Brewster’s stock options and restricted shares will become fully vested, provided that accelerated vesting of the restricted shares or stock options will not occur if Mr. Brewster continues as chief executive officer of the surviving entity and either Krispy Kreme’s stock remains outstanding or replacement equity awards are granted by the surviving entity so long as the terms of the employment agreement are expressly assumed by the surviving entity.

In the event Mr. Brewster’s employment is terminated prior to the expiration of the employment agreement, Mr. Brewster will be subject to a non-compete agreement for a period of one year following the date of termination, a non-solicit agreement for a period of two years following the date of termination and a confidentiality obligation irrespective of the reason for termination.

Michael C. Phalen.  Mr. Phalen’s employment agreement, dated January 6, 2004, provides for an initial three-year term that automatically extends for successive one-year periods each year as of January 6, commencing January 6, 2005, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Phalen’s agreement provides for an annual salary of $300,000, a guaranteed bonus of $300,000 for fiscal 2005 and eligibility for annual increases and performance-based bonuses in future years. Additionally, Mr. Phalen is entitled to receive certain non-incentive compensation principally comprised of an automobile allowance, which allowance Mr. Phalen declined in fiscal 2006, and reimbursement for reasonable and necessary out-of-pocket expenses. Krispy Kreme also pays certain club dues and assessments on Mr. Phalen’s behalf. Mr. Phalen is entitled to participate in and receive other employee benefits which may include, but are not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans and other perquisites and benefits as are provided to senior executives.

Mr. Phalen’s employment agreement may be terminated by Krispy Kreme for good cause. If the agreement is terminated without good cause, Mr. Phalen is entitled to a severance payment consisting of:

•	An amount equal to his current annual base salary and non-incentive compensation through the expiration date of the agreement, or a lump sum payment equal to his current annual base salary and non-incentive compensation due, discounted at the rate of 6% per annum;

•	A lump sum payment, payable within 30 days of termination, equal to his current monthly base salary multiplied by the number of months between the month of discharge and the preceding January 6; and

•	A lump sum payment, payable within 30 days of termination, equal to three times his bonus, calculated at 50% of his annualized base salary for the then current fiscal year and discounted at the rate of 6% per annum.

Mr. Phalen is entitled to the same payments if he terminates his employment after a change in control of Krispy Kreme and his duties or responsibilities with Krispy Kreme are diminished, or he is required to relocate or Krispy Kreme fails to maintain his compensation or benefits levels.

If Mr. Phalen’s employment is terminated by reason of death, retirement or voluntary termination, Krispy Kreme will pay him or his estate his base salary, non-incentive compensation, bonuses and benefits through the expiration date of the agreement. In the event of death, his estate also will be paid a $5,000 benefit. In the event Mr. Phalen’s employment is terminated by reason of disability, Krispy Kreme will pay his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of disability. In addition, if Mr. Phalen is terminated for any reason other than by voluntary termination, or upon a change in control of Krispy Kreme (whether or not he terminates employment), his outstanding stock options will fully vest.

Krispy Kreme will also pay Mr. Phalen an additional amount equal to any excise tax he is required to pay due to any payments under his agreement constituting “excess parachute payments” under the Internal Revenue Code of 1986, as amended (the “Code”), as well as any additional income taxes or excise taxes imposed on such payments.

In the event Mr. Phalen’s employment is terminated for good cause or he terminates his employment voluntarily, Mr. Phalen will be subject to a non-compete agreement for a period of two years following the termination. During this two-year period, Mr. Phalen will be prohibited from engaging in the business of making and selling doughnuts and complementary products within certain defined geographical areas.

Jeffrey L. Jervik.  On October 26, 2005, Mr. Jervik entered into an employment agreement with KKDC. For the term of the agreement, Mr. Jervik will receive an annual base salary of $325,000. Upon entering into the agreement, Mr. Jervik received a one-time bonus of $100,000. For fiscal 2007, Mr. Jervik will receive a minimum bonus equal to 22.5% of his then-current base salary. The employment agreement provides that after fiscal 2007, Mr. Jervik will be eligible to participate in incentive plans available to senior executives of KKDC. The agreement will remain in effect until terminated by either party in a manner set forth in the agreement. The agreement provided that on the next occasion the Company granted stock options, Mr. Jervik would receive stock options in an amount and on a basis that is substantially similar to other senior executives of KKDC. In this connection, Mr. Jervik has recently been granted an option to purchase 150,000 shares of common stock.

Mr. Jervik’s employment agreement may be terminated by KKDC for good cause. If the agreement is terminated without good cause, Mr. Jervik is entitled to the following:

•	If the termination occurs within the first twelve months of the agreement, Mr. Jervik will receive his then-current base salary for six months as severance pay, and up to an additional six months, on a month-to-month basis, if Mr. Jervik remains unemployed despite diligent efforts to find employment; or

•	If the termination occurs at any time after the first anniversary of the agreement, Mr. Jervik will receive his base salary, non-incentive compensation, bonuses and benefits through the date of termination.

In the event of a change of control of KKDC, Mr. Jervik may voluntarily terminate his employment within six months of the change of control. If Mr. Jervik terminates his employment within six months of the change of control or KKDC terminates Mr. Jervik without good cause 30 days prior to or within six months after a change of control, Mr. Jervik will receive his then-current base salary monthly rate for six months as severance pay, and up to an additional six months, on a month-to-month basis, if Mr. Jervik remains unemployed despite diligent efforts to find employment.

If Mr. Jervik’s employment is terminated by reason of death or he voluntary terminates his employment, Mr. Jervik will receive his base salary, non-incentive compensation, bonuses and benefits through the date of termination. In the case of death, Mr. Jervik’s estate will receive a death benefit of $5,000.

In the event that Mr. Jervik’s employment is terminated by reason of disability, he will receive his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of disability. Thereafter, the agreement terminates and Mr. Jervik will receive the benefits payable to him under the applicable disability insurance plan, the terms of which govern any such payment.

Charles A. Blixt.  On September 11, 2006, Mr. Blixt entered into a contractor services agreement (the “Contractor Services Agreement”) with Krispy Kreme in connection with his appointment as Krispy Kreme’s new General Counsel on an interim basis. The Contractor Services Agreement provides for an initial payment of $30,000. In addition, during the term of the Contractor Services Agreement, Krispy Kreme will pay Mr. Blixt at the monthly rate of $27,750. Pursuant to the Contractor Services Agreement, the Company made an initial grant to Mr. Blixt of 6,000 restricted shares of the Company’s common stock and, during the term of the Contractor Services Agreement, will grant an additional 6,000 restricted shares of the Company common stock to Mr. Blixt every three months. Each of Krispy Kreme and Mr. Blixt has the right to terminate the Contractor Services Agreement at any time and for any reason with 30 days prior written notice.

In addition, Krispy Kreme had entered into employment agreements with the following Named Executive Officers who are no longer employed by the Company:

John N. McAleer.  On September 30, 2005, Mr. McAleer retired as Executive Vice President, Concept Development. Prior to his retirement, Mr. McAleer’s employment was governed pursuant to the terms of an employment agreement dated August 10, 1999. Pursuant to the terms of Mr. McAleer’s employment agreement, Mr. McAleer received a salary of $291,500 for fiscal 2005 and was receiving a salary at the annual rate of $291,500 for fiscal 2006. Additionally, Mr. McAleer received non-incentive compensation in the amount of $3,646 per month until the end of fiscal 2005, after which Mr. McAleer declined such non-incentive compensation. He was entitled to participate in and receive other employee benefits which included, but were not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans and other perquisites and benefits as were provided to senior executives. In accordance with his employment agreement, Mr. McAleer did not receive any severance on his retirement. In accordance with his stock option agreements, substantially all of Mr. McAleer’s unvested stock options to purchase a total of 66,250 shares became 100% vested and they, together with his previously vested options to purchase 630,250 shares, will remain exercisable (in total, options to purchase 696,500 shares), subject to the provisions of the option plans and agreements, for the remainder of their terms.

Frank Murphy.  On December 1, 2005, Mr. Murphy resigned as Executive Vice President, General Counsel, Chief Governance Officer and Secretary. Prior to his resignation, Mr. Murphy’s employment was governed pursuant to the terms of an employment agreement dated April 22, 2002. Pursuant to the terms of Mr. Murphy’s employment agreement, Mr. Murphy received a salary of $375,000 for fiscal 2005 and was receiving a salary at the annual rate of $375,000 for fiscal 2006. Additionally, Mr. Murphy received non-incentive compensation in the amount of $3,100 per month. He was entitled to participate in and receive other employee benefits which included, but were not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans and other perquisites and benefits as were provided to senior executives. In accordance with his employment agreement, Mr. Murphy did not receive any severance on his resignation. In accordance with his stock option agreements, Mr. Murphy’s previously vested options to purchase 237,000 shares remained exercisable until January 30, 2006, at which point they expired.

Change in Control Arrangements

Stock options granted prior to calendar 2006 under Krispy Kreme’s stock incentive plans will become vested and exercisable upon a corporate reorganization (including, without limitation, a merger or consolidation with a third party or the sale of all or substantially all of the Company’s assets), as described in the option agreements, provided that the participant is employed by Krispy Kreme on the date of the corporate reorganization. The effect of a change in control on Mr. Brewster’s stock options and restricted shares is described above in “— Employment Contracts — Daryl G. Brewster.” Stock options and restricted shares granted in calendar 2006 to executive officers other than Mr. Brewster will become vested upon a change in control of Krispy Kreme, provided that the participant is employed by Krispy Kreme on the date of the change in control. For this purpose, change in control is defined generally to include the acquisition by a person of beneficial ownership of 50% or more of the voting securities of Krispy Kreme, consummation of a merger or consolidation involving Krispy Kreme if shareholders of Krispy Kreme do not, as a result of the merger or consolidation, own more than 50% of the voting power of the corporation resulting from the merger or consolidation, consummation of a sale or other disposition of all or substantially all of the assets of Krispy Kreme, or certain changes in the composition of the Board of Directors which are not approved by incumbent members of the Board of Directors.

KZC Services Agreement

On February 8, 2005, we entered into the Services Agreement with Kroll Zolfo Cooper LLC, Stephen F. Cooper and Steven G. Panagos, dated as of January 18, 2005. Pursuant to the Services Agreement, KZC, Mr. Cooper and Mr. Panagos agreed to provide a comprehensive suite of services to us including with respect to organization and human resources, marketing and sales, logistics, finance and administration.

Pursuant to the terms of the Services Agreement, we were required to pay KZC a monthly fee of $400,000, subject to adjustment based on the actual hourly charges and expenses of KZC for such month. During the course of the engagement, these fees payable to KZC substantially exceeded this amount as a result of the substantial resources required to address the Company’s operations and to restructure complex franchisee relationships and obligations. We were also required to reimburse KZC, Mr. Cooper, Mr. Panagos and additional KZC representatives providing services to us under the Services Agreement for their reasonable out-of-pocket expenses. See “Related Party Transactions — Relationship with Kroll Zolfo Cooper” below for amounts paid in fiscal 2005 and 2006 and the first half of fiscal 2007.

In addition, the Services Agreement provided that we would pay to KZC a success fee. The original Services Agreement provided that the success fee would be mutually agreed between us and KZC. On July 31, 2005, we agreed with KZC on the terms of the success fee. The success fee is in the form of a warrant issued to KZC. The warrant entitled KZC to purchase 1,200,000 shares of our common stock at a cash exercise price of $7.75 per share. The number of shares issuable upon exercise and the exercise price are subject to adjustment pursuant to customary anti-dilution adjustment provisions. The warrant became exercisable on April 6, 2006 and will expire on January 31, 2013. The warrant is not transferable except to certain related persons. Shares issuable upon exercise of the warrant will be subject to customary demand and piggyback registration rights.

The term of the Services Agreement continued on a month-to-month basis until it was superseded by an advisory agreement, dated as of June 14, 2006 (the “Advisory Agreement”), pursuant to which KZC has agreed to provide specified consulting services to us which are of a lesser scope than those contemplated under the Services Agreement, with fees payable monthly based on the hourly charges and expenses of KZC. Pursuant to the terms of the Advisory Agreement, we are required to pay KZC a monthly fee of approximately $112,000, subject to adjustment based on the actual hourly charges and expenses of KZC for such month.

RELATED PARTY TRANSACTIONS

Associates’ License Agreements with Related Parties

We are parties to franchise agreements, referred to as associates’ license agreements, with some of our franchisees who served as directors until March 21, 2003 and then served as emeritus directors. The report of the Special Committee of the Board of Directors directed that the Board of Directors eliminate the position of non-voting emeritus director. Effective August 9, 2005, Frank E. Guthrie, Robert L. McCoy and Steven D. Smith retired as non-voting emeritus directors. Robert L. McCoy is not related to Robert S. McCoy, Jr. Our associates’ license agreements permit the associate to sublicense the franchise to a company which is majority-owned and principally managed by the associate. Our emeritus director-associates had generally sublicensed in this manner. These agreements grant each associate a license to produce, market, package and sell Krispy Kreme doughnuts and other products in a specified territory.

Each associate must purchase mix and equipment from us. As a result, we have outstanding accounts receivable, from time to time, with each of our associates. Additionally, our associates pay us franchise royalties. The table below shows, on a combined basis, KKM&D sales to and franchise royalties from our emeritus directors’ affiliated franchise companies during fiscal 2006.

Fiscal Year Ended
Emeritus Director and Franchise Companies	January 29, 2006
(In thousands)

Frank E. Guthrie:
Augusta Doughnut Company	$868
Frank E. Guthrie and Robert L. McCoy:
Magic City Doughnuts Corporation	$2,636
Robert L. McCoy:
Gulf-Fla. Holdings, Inc.	$4,741
Steven D. Smith:	$2,005
Dale’s Doughnut Corp.
Dale’s Doughnuts of Dothan, Inc.
Smiths Doughnuts, Inc.

One of our agreements with Mr. Guthrie, which he has sublicensed to Magic City Doughnuts Corporation, obligates him to develop and operate a total of four stores in the Orlando, Florida area. Mr. Guthrie co-owns Magic City Doughnuts Corporation with Mr. McCoy. Mr. Smith co-owned Dallas Doughnuts with Joseph A. McAleer, Jr., a retired member of the Board of Directors. Our agreement with Mr. McAleer, which was sublicensed to Dallas Doughnuts, obligated him to develop and operate a total of eight stores in the Dallas/Fort Worth territory. Effective June 30, 2003, we repurchased the rights to this territory and the referenced agreement was terminated.

Relationship with Kroll Zolfo Cooper

On January 18, 2005, we retained Kroll Zolfo Cooper LLC as our financial advisor and interim management consultant and, on February 18, 2005, entered into a Services Agreement dated as of January 18, 2005 with KZC, Stephen F. Cooper and Steven G. Panagos. From January 18, 2005 to March 6, 2006, Mr. Cooper, who is currently Chairman of KZC, served as our Chief Executive Officer and Mr. Panagos served as our President and Chief Operating Officer. From March 6, 2006 to June 14, 2006, Mr. Cooper served as our Chief Restructuring Officer and Mr. Panagos served as our Director of Restructuring. Mr. Cooper and Mr. Panagos resigned from these positions on June 14, 2006 and are no longer officers of the Company. See “Executive Compensation — Employment Contracts and Termination of Employment and Change-In-Control Arrangements” above for a description of the Services Agreement. In fiscal 2005, fiscal 2006 and the first half of fiscal 2007, we incurred an aggregate of $332,000, $10.9 million and $2.7 million, respectively, related to KZC fees and expenses under the Services Agreement. In addition, on July 31, 2005, in satisfaction of our obligation to pay KZC a success fee under the Services Agreement, we issued to KZC a warrant to purchase 1,200,000 shares of our common stock at a cash exercise price of $7.75 per share. However, during their service with the Company, neither Mr. Cooper nor Mr. Panagos owned, directly or indirectly, any equity interests in KZC and neither individual was guaranteed any portion of any revenues or earnings generated by KZC from Krispy Kreme (including with respect to the warrant).

Policy on Related Party Transactions

Our Board of Directors has adopted a policy whereby all transactions with related parties must be approved by a majority of the disinterested members of the Board of Directors, must be made in compliance with Sarbanes-Oxley and other relevant legislation and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

Compensation Committee Interlocks and Insider Participation

James H. Morgan, Dr. Su Hua Newton (who resigned effective December 31, 2005), Robert L. Strickland and Togo D. West, Jr. served as members of the Compensation Committee during fiscal 2006. None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer which serves on our Board.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
FOR FISCAL YEAR 2006

As directed by the Special Committee, the Compensation Committee is continuing the process of reviewing all of the compensation arrangements and perquisites of management and the Board of Directors of Krispy Kreme. The Compensation Committee has retained an independent compensation consultant to assist it in its compensation evaluation. The Compensation Committee, with the assistance of its independent compensation consultant, is in the process of developing new annual and long-term incentive compensation programs that reflect the current governance standards of Krispy Kreme. With respect to the equity components of new programs, participating executives will be required to retain ownership of shares issued under such programs consistent with guidelines to be established. In addition, targets for any cash or equity-based incentive plans will be carefully established and may not be based, either implicitly or explicitly, on meeting or exceeding earnings guidance.

The following report sets forth the components of Krispy Kreme’s compensation programs for its executive officers for fiscal 2006.

Principal Executive Compensation Elements for Fiscal 2006

On January 18, 2005 KZC was retained as our financial adviser and interim management consultant, and Stephen F. Cooper, the Chairman of KZC, was named our Chief Executive Officer and Steven G. Panagos, a managing director of KZC, was named our President and Chief Operating Officer. Krispy Kreme did not pay any salary, bonus or other compensation to Messrs. Cooper and Panagos for fiscal 2006. However, KZC was paid fees by Krispy Kreme pursuant to its services agreement with KZC. In light of the financial circumstances surrounding Krispy Kreme during fiscal 2006, our other executive officers received base salaries, but, with the exception of a signing bonus paid to Jeffrey Jervik, our Executive Vice President of Operations, no executive officer received any bonus. In addition, no stock options, equity-based compensation or other long-term incentives were granted to executive officers for fiscal 2006.

Base Salary.  Salaries for executive officers were established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies.

Benefits and Perquisites.  Executives also participated in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance.

The Chief Executive Officer’s Compensation for Fiscal 2006

Stephen F. Cooper served as our Chief Executive Officer from January 18, 2005 through the end of fiscal 2006. Krispy Kreme did not pay any salary, bonus or other compensation to Mr. Cooper for fiscal 2006. However, Mr. Cooper also served as the Chairman of KZC during that period, and KZC was paid fees by Krispy Kreme pursuant to its services agreement with KZC. Mr. Cooper does not own, directly or indirectly, any equity interests in KZC, and he is not guaranteed any portion of any revenues or earnings generated by KZC from Krispy Kreme (including with regard to the warrant issued to KZC).

Compensation Deductibility Policy

A federal income tax deduction will generally be available for annual compensation in excess of $1 million paid to the Chief Executive Officer and the named executive officers of a public corporation only if such compensation is “performance-based” and complies with certain other tax law requirements. Our policy was to maximize the deductibility of all executive compensation. Notwithstanding this policy, the Compensation Committee retained the discretion to award compensation that was not deductible under Section 162(m) of the Code when it was in the best interests of Krispy Kreme and our shareholders to do so.

Compensation Committee1

Togo D. West, Jr., Chairman
James H. Morgan
Robert L. Strickland
1 Dr. Su Hua Newton, who was a member of the Compensation Committee for a portion of fiscal 2006, resigned as a director effective December 31, 2005.

STOCK PERFORMANCE GRAPH

The performance graph shown below compares the percentage change in the cumulative total shareholder return on our common stock against the cumulative total return of the NYSE Composite Index and Standard & Poor’s Restaurants Index for the period from January 26, 2001 through January 27, 2006. The graph assumes an initial investment of $100 and the reinvestment of dividends.

	January 26,	February 1,	January 31,	January 30,	January 28,	January 27,
	2001	2002	2003	2004	2005	2006
Krispy Kreme Doughnuts, Inc.	100	236.48	184.30	216.00	52.48	32.30
NYSE Composite Index	100	87.83	70.24	94.52	101.45	116.81
S&P 500 Restaurants Index	100	105.90	73.33	118.51	155.39	182.37

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2006

The Audit Committee assists the Board of Directors in its oversight of the integrity of Krispy Kreme’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm and the performance of the independent registered public accounting firm and the internal audit function. Management is responsible for Krispy Kreme’s financial statements, internal controls and the financial reporting process. Krispy Kreme’s independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. In conjunction with the specific activities performed by the Audit Committee in its oversight role:

1. The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended January 29, 2006, with management of Krispy Kreme.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with its independent registered public accounting firm such firm’s independence.

Based on the review and discussions referred to in paragraphs 1. through 3. above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in Krispy Kreme’s Annual Report on Form 10-K for the fiscal year ended January 29, 2006 for filing with the Securities and Exchange Commission.

Robert S. McCoy, Jr., Chairman
Mary Davis Holt
William T. Lynch, Jr.
Andrew J. Schindler

INFORMATION RELATED TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

PricewaterhouseCoopers LLP served as Krispy Kreme’s independent registered public accounting firm for fiscal 2006 and 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting for purposes of answering questions that any shareholder may wish to ask, and such representatives will have an opportunity to make a statement at the meeting.

At our next Annual Meeting, we intend to submit to a vote of shareholders the ratification of the independent registered public accounting firm selected by the Audit Committee for fiscal 2008.

Fees

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to Krispy Kreme in each of the last three fiscal years for audit and non-audit services. The nature of the services provided in each such category is described following the table.

	Fees Billed in Last Three Fiscal Years
	2006(1)	2005	2004

Audit Fees	$3,501,500	$520,967	$296,900
Audit-Related Fees	44,550	213,566	134,250
Tax Fees	172,199	295,743	302,099
All Other Fees	3,900	—	42,501

Total	$3,722,149	$1,030,276	$775,300

(1)	Includes fees relating to the audit of the fiscal 2005 financial statements and the restatement of the prior years’ financial statements.

Audit Fees — Consists of aggregate fees for professional services rendered for the audits of the annual financial statements of Krispy Kreme, reviews of financial statements included in Krispy Kreme’s Forms 10-Q and statutory audits for certain subsidiaries.

Audit-Related Fees — Consists of aggregate fees for employee benefit plan audits, services related to business acquisitions, accounting consultations and audits of certain of our consolidated franchisees.

Tax Fees — For fiscal 2006, 2005 and 2004, tax fees include compliance fees (reviews and preparation of corporate and state tax returns and assistance with tax audits of $56,769, $105,000 and $64,000, respectively). Other tax fees include amounts for tax advice and planning and international tax matters and totaled $115,430 in fiscal 2006, $190,743 in fiscal 2005 and $238,099 in fiscal 2004.

All Other Fees — For fiscal 2006, the amounts represented fees for accounting research services. For fiscal 2004, these amounts represent fees related to a cost segregation study performed.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to Krispy Kreme by its independent registered public accounting firm. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all audit and non-audit services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis — called “specific pre-approval” — or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration — called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or one of its members to whom the Audit Committee has delegated specific pre-approval authority. The policy describes the audit, audit-related, tax and other services which have received general pre-approval. These general pre-approvals allow Krispy Kreme to engage the independent registered public accounting firm for the enumerated services for individual engagements up to the fee-limits described in the policy. Any engagement of the independent registered public accounting firm pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm to management. All of the services described above under Audit-Related Fees, Tax Fees and All Other Fees for fiscal 2004, 2005 and 2006 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during fiscal 2006, except for one late filing for former executive officer John N. McAleer (relating to an annual statement of changes in beneficial ownership with respect to fiscal 2006).

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET

We may in the future give all of our shareholders the option of viewing proxy statements and annual reports to shareholders on the Internet instead of receiving them by mail. If we make this option available, and if you agree to access future proxy statements and annual reports to shareholders online, we expect you will continue to receive a proxy card in the mail, but not paper copies of the proxy statement and annual report to shareholders. These proxy cards will contain the website address and other necessary information to view the proxy statement and annual report to shareholders online, and to submit your vote. In order to take advantage of the Internet viewing option, you will need access to a computer, an Internet access account and may need software such as Adobe Acrobat Reader.

Shareholders with shares registered directly in their name who wish to take advantage of this option (if and when we offer it) may make this election when completing the enclosed proxy card for this year’s Annual Meeting by checking the appropriate box next to the statement concerning the viewing of proxy statements and annual reports to shareholders on the Internet, or, if voting by the Internet or by telephone, by responding to the prompts concerning the viewing of proxy statements and annual reports to shareholders on the Internet. If we offer the option to view these materials online in the future, your consent to view them online rather than receiving them by mail will be effective until you cease being a shareholder, until we cease offering the Internet viewing option or until you revoke your consent. If you elect to view these materials on the Internet, and then later change your mind, you may revoke your election at any time by sending a letter to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. We will resume sending you paper copies if you revoke your election.

SHAREHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

Shareholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission and our bylaws.

The 2007 Annual Meeting of shareholders is tentatively scheduled to be held on June 4, 2007. Shareholder proposals that are intended to be included in our Proxy Statement and proxy relating to the 2007 Annual Meeting of shareholders must be received by us no later than March 1, 2007 to be considered for inclusion.

If a shareholder intends to submit a proposal or nomination for director for our 2007 Annual Meeting of shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the Annual Meeting, the shareholder must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws not less than 40 days nor more than 90 days before Krispy Kreme’s 2007 Annual Meeting. Krispy Kreme’s bylaws require that certain information with respect to the proposal and the shareholder making the proposal be set forth in the notice.

If the date of the 2007 Annual Meeting of shareholders is changed by more than 30 days from June 4, 2007, shareholders will be advised of such change and of the new dates for submission of proposals.

To obtain a copy of the relevant bylaw provision or to submit a proposal, a shareholder must submit such a request or a proposal in writing to: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

HOUSEHOLDING

Krispy Kreme has previously adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which in the future we expect to be mailed in April of each year, by notifying us in writing at: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

OTHER MATTERS

All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, telegraph or oral communications by directors, officers or regular employees of Krispy Kreme, acting without special compensation.

Whether or not you plan on attending the Annual Meeting, please fill in, date, sign and mail the accompanying proxy card, or vote by telephone or electronically through the Internet as soon as possible. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST pre-register by following the instructions printed on the enclosed Admission Ticket. If you have pre-registered to attend the Annual Meeting, you MUST bring the Admission Ticket with you to the Meeting as well as valid photographic identification. If your shares are held through a bank or brokerage firm, you will need to ask them for a form of confirmation of beneficial ownership or bring other satisfactory evidence of ownership (such as a recent brokerage account statement) before being admitted to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

WESLEY M. SUTTLE
Secretary

PROXY
Krispy Kreme Doughnuts, Inc.
370 Knollwood Street, Suite 500
Winston-Salem, North Carolina 27103
Attention: Secretary
COMMON STOCK OF KRISPY KREME DOUGHNUTS, INC.
     This proxy is solicited by the Board of Directors for the January 31, 2007 Annual Meeting of Shareholders.
     The undersigned hereby appoints Daryl G. Brewster, Michael C. Phalen and Charles A. Blixt, and each of them, the proxy of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the “Company”) to be held on January 31, 2007 and at any adjournment or postponement thereof.
     The Board of Directors recommends a vote “FOR” the election of the director nominees named in this proxy and accompanying Proxy Statement, and “AGAINST” the shareholder proposal proposing declassification of the Company’s Board of Directors; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted.
(Continued and to be signed on the reverse side)
SEE REVERSE SIDE

TO VOTE BY MAIL, PLEASE DETACH HERE

Please mark vote as indicated in this example	☒

1.	Election of Class I Directors
01) James H. Morgan
02) Andrew J. Schindler
03) Togo D. West

Election of Class II Directors
04) Daryl G. Brewster
05) Charles A. Blixt

Election of Class III Directors
06) Robert L. Strickland
07) Michael H. Sutton
08) Lizanne Thomas

	☐	FOR all nominees for director listed above.

	☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

	☐	WITHHOLD AUTHORITY to vote for any individual(s). Write nominee name(s) below.

		FOR	AGAINST	ABSTAIN

2.	Shareholder proposal proposing declassification of Krispy Kreme’s Board of Directors.	☐	☐	☐

3.	In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

If you agree to view future Proxy Statements and Annual Reports to Shareholders of the Company on the
Internet instead of receiving paper copies in the mail as described in the accompanying Proxy Statement
	(to the extent the Company makes such option available), please mark the following box.			☐

	If you plan to attend the Annual Meeting of Shareholders, please mark the following box.			☐
Date: __________________________________________, 200___
___________________________________________________
Signature
Please sign this proxy exactly as name appears on the Proxy.
NOTE: When signing as attorney, trustee, administrator or guardian, please give full title as such. In the case of joint tenants, each joint owner must sign.

TO VOTE BY MAIL, PLEASE DETACH HERE
VOTE BY TELEPHONE OR INTERNET
QUICK * * * EASY * * * IMMEDIATE
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE: Call Toll Free On a Touch-Telephone 1-800-404-7833. There is NO CHARGE to you for this call.
OPTION A: To vote as the Board of Directors recommends on ALL proposals, press 1.
OPTION B: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
Item 1: To vote FOR all nominees, press 1; To WITHHOLD from all nominees, press 9; To WITHHOLD from an individual nominee, press 0.

Item 2: To vote FOR shareholder proposal, press 1; AGAINST, press 9; ABSTAIN, press 0.

ATTENDANCE: If you plan to attend the Annual Meeting of Shareholders, press 1. If you do not plan to attend the Annual Meeting of Shareholders, press 0.

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET: If you agree to view future Proxy Statements and Annual Reports to Shareholders of the Company on the Internet instead of receiving paper copies in the mail, as described in the accompanying Proxy Statement (to the extent the Company makes such option available), press 1.
VOTE BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/KKD. Please follow instructions on website.
IF YOU VOTE BY PHONE OR INTERNET — DO NOT MAIL THE PROXY CARD.
THANK YOU FOR VOTING.

KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Wednesday, January 31, 2007, 9:00 A.M.
M.C. Benton Jr. Convention and Civic Center
301 West Fifth Street
Winston-Salem, North Carolina 27101
ADMISSION TICKET
(NOTE: YOU MUST PRE-REGISTER TO ATTEND)
     Seating at the Annual Meeting of Krispy Kreme Doughnuts, Inc. is limited. If you plan to attend, you MUST pre-register by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If you plan on voting in-person at the Annual Meeting, you must pre-register by sending a written request to: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.
     If you have pre-registered to attend the Annual Meeting, you MUST bring this Admission Ticket with you to the Annual Meeting as well as valid photographic identification.
     This Ticket is not transferable. Only those shareholders of record as of December 8, 2006 are entitled to attend the Annual Meeting.
     When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this Ticket to one of the attendants at the registration desk.
Shareholder Name: ________________________